Exhibit 99.1
Superior Industries
Reports Second Quarter and First Half Results
     VAN NUYS, CALIFORNIA — August 3, 2006 — Superior Industries International, Inc. (NYSE:SUP) today announced financial results for the second quarter and first half of 2006.
     President and CEO Steven Borick said, “Superior enjoyed unexpectedly strong production volumes in the second quarter as compared to our previous forecast. Our results also were bolstered by the timing of routine summer plant shutdowns, which this year took place at the beginning of the third quarter instead of falling into the second and third quarters as in years past.
     “We are pleased that our second quarter results exceeded expectations, but we caution that it is premature to assume that this performance marks a fundamental turning point for Superior. We expect substantial start-up costs associated with our newest plant in Mexico to affect our third quarter results. We expect this new plant to begin manufacturing wheels in the fourth quarter of this year.
     “We are moving forward aggressively with our cost reduction programs, which are proving their value in today’s competitive landscape, as well as with our capacity optimization program in North America and Mexico. We are continuing to evaluate a range of opportunities for Superior to participate in emerging markets in Asia, India and other parts of the world. While we have a lot of work to do to achieve all of the operational improvements we have identified for renewed growth in the years ahead, we are focused on managing Superior for the long term, and we have the resources it takes to stay the course.”
Second Quarter Results
     For the three months ended June 30, 2006, revenue increased 0.9% to $219,880,000 from $217,827,000 for the second quarter of 2005. Unit wheel shipments decreased 9.4%.
     Gross margin declined to 4.2% of revenue for this year’s second quarter from 5.4% a year earlier, but increased sequentially from the 2.3% reported for the first quarter of 2006. Gross margin continues to be affected by low capacity utilization in some of the company’s plants, as well as by pre-production costs at Superior’s third facility in Mexico and accelerated depreciation expense related to the previously announced downsizing of the company’s manufacturing operation in Van Nuys, California.
     SG&A expenses for this year’s second quarter increased to $7,455,000, including non-cash stock-based compensation expense of $521,000. This compares to SG&A expenses of $5,265,000 for the same period a year ago. In addition, there were several accruals related to the plant rationalization actions previously announced and increased professional fees.
     Superior’s share of profits from its joint venture aluminum wheel manufacturing operation in Hungary was $1,115,000 for this year’s second quarter compared to $985,000 a year ago.
     The effective tax rate for the second quarter of 2006 was 34% compared to 15% for the prior year. These rates reflect cumulative changes in the estimated effective tax rates for the year, as calculated at the end of the second quarter, and any changes in the current quarter to the company’s contingency reserves.
     Income from continuing operations for the second quarter of 2006 declined to $2,228,000, or $0.08 per diluted share. This compares to income from continuing operations of $7,388,000, or $0.28 per diluted share, for the second quarter of 2005.
     The net loss from the company’s discontinued suspension components business was $121,000 for this year’s second quarter compared to a net loss of $3,039,000, or $0.12 per diluted share, for the same period of 2005. This improvement was due to a reduction of $0.8 million of depreciation expense related to assets written off at December 31, 2005, to net reimbursable component development costs improving by $1.1 million compared to a year ago, and to improved plant utilization and increased trade sales.
     Net income for the second quarter of 2006 was $2,107,000, or $0.08 per diluted share. This compares to net income for the second quarter of 2005 of $4,349,000, or $0.16 per diluted share.
     At June 30, 2006, working capital was approximately $247,668,000, including cash and short-term investments of approximately $88,500,000. Superior has no debt.
Six Months Results
     For the six months ended June 30, 2006, revenue declined 3.9% to $403,405,000 compared to $419,971,000 for the first six months of 2005. Unit wheel shipments declined 11.2%.
     SG&A expenses increased to $12,850,000, which included non-cash, stock-based compensation expense of $1,034,000. SG&A expenses were $10,323,000 for last year’s first half.
     The company’s share of profits from its joint venture aluminum wheel manufacturing operation in Hungary was $1,591,000 for this year’s first half compared to $2,381,000 a year ago.
     The effective tax rates for the six-month periods of 2006 and 2005 were 13% and 21%, respectively. This reflects the net reduction of tax reserves discussed in the first quarter of 2006.
     Income from continuing operations for the first six months of 2006 declined to $3,664,000, or $0.14 per diluted share, from $18,361,000, or $0.69 per diluted share, for the same period of 2005.
     The net loss from discontinued operations was $447,000, or $0.02 per diluted share, for this year’s first six months compared to $5,346,000, or $0.20 per diluted share, for the comparable period of 2005.
     Net income for this year’s first half was $3,217,000, or $0.12 per diluted share. This compares to net income for the first half of 2005 of $14,240,000, or $0.54 per diluted share, which included income for the cumulative effect of the change in accounting principle of $1,225,000, or $0.05 per diluted share.
Conference Call
     Superior will host a conference call beginning at 10:00 AM PT (1:00 PM ET) today that will be broadcast on the company’s website, www.supind.com. Investors, analysts, stockholders, news media and the general public are invited to listen to the web cast. The web cast replay will be available at this same Internet address approximately one hour after the conclusion of the conference call.
     In addition to reviewing the company’s second quarter results, during the conference call the company plans to discuss other financial and operating matters. Additionally, the answers to questions posed to management during the call might disclose additional material information.
About Superior Industries
     Superior supplies aluminum wheels and other aluminum automotive components to Ford, General Motors, DaimlerChrysler, Audi, BMW, Isuzu, Jaguar, Land Rover, Mazda, MG Rover, Mitsubishi, Nissan, Subaru, Toyota, and Volkswagen. For additional information, visit www.supind.com.
Forward-Looking Statements
     This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.
(tables attached)

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Consolidated Statements of Operations (Unaudited)
(Dollars in Thousands, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2006	2005	2006	2005

Net Sales	$219,880	$217,827	$403,405	$419,971
Costs and Expenses
Cost of Sales	210,704	205,997	390,006	390,932
Selling and Administrative Expenses	7,455	5,265	12,850	10,323

Income (Loss) From Operations	1,721	6,565	549	18,716

Equity in Earnings of Joint Ventures	1,129	990	1,622	2,392
Interest Income, net	1,332	1,388	2,820	2,513
Other Income (Expense), net	(799)	(269)	(790)	(328)

Income from Continuing Operations Before Income Taxes	3,383	8,674	4,201	23,293
Income Tax Provision	1,155	1,286	537	4,932

Income from Continuing Operations	$2,228	$7,388	$3,664	$18,361

Discontinued Operations, net of taxes	(121)	(3,039)	(447)	(5,346)

Cumulative Effect of Change in Accounting Principle	—	—	—	1,225

Net Income	$2,107	$4,349	$3,217	$14,240

Basic Earnings (Loss) Per Share:
Net Income from Continuing Operations	$0.08	$0.28	$0.14	$0.69
Discontinued Operations	—	$(0.12)	(0.02)	(0.20)
Cumulative Effect of Change in Accounting Principle	—	—	—	0.05

Net Income	$0.08	$0.16	$0.12	$0.54

Fully Diluted Earnings (Loss) Per Share:
Net Income from Continuing Operations	$0.08	$0.28	$0.14	$0.69
Discontinued Operations	—	(0.12)	(0.02)	(0.20)
Cumulative Effect of Change in Accounting Principle	—	—	—	0.05

Net Income	$0.08	$0.16	$0.12	$0.54

Weighted Average and Equivalent Shares Outstanding for Earnings Per Share:
Basic	26,610,000	26,613,00	0 26,610,00	0 26,619,000
Diluted	26,610,000	26,618,00	0 26,610,00	0 26,628,000

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Consolidated Balance Sheets (Unaudited)
(Dollars in Thousands)

	June 30
	2006	2005

Current Assets	$372,142	$369,620
Property, Plant and Equipment, net	301,214	301,281
Investments and Other Assets	60,508	86,251

	$733,864	$757,152

Current Liabilities	$124,474	$95,508
Long-Term Liabilities	43,693	52,400
Shareholders’ Equity	565,697	609,244

	$733,864	$757,152